CONSENT OF INDEPENDENT ACCOUNTANTS

      We consent to the incorporation by reference in this Post-Effective Amendment No. 9 (File No. 811-7440) under the Investment Company Act of 1940 to the Registration Statement on Form N-1A of Dimensional Emerging Markets Value Fund Inc. of our report dated January 16, 1998 on our audit of the financial statements and financial highlights of Dimensional Emerging Markets Value Fund, Inc. as of November 30, 1997 and for the respective periods then ended, which report is included in the Annual Reports to Shareholders.

      We also consent to the  reference  to our firm under the  captions  "Other
Information"   and  "Financial   Statements"  in  the  Statement  of  Additional
Information.

PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP

2400 Eleven Penn Center
Philadelphia, PA

December 8, 1998